--------------------------
                                                            OMB APPROVAL
                                                    --------------------------
--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires: December 31, 2001
--------                                            Estimated average burden
                                                    hours per response.... 0.5
                                                    --------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person*  2. Date of Event Requiring   4. Issuer Name and Ticker or  6. If Amendment, Date
                                              Statement                    Trading Symbol               of Original
    Don Lynch	                             (Month/Day/Year)           Allied Riser Communications    (Month/Day/Year)
                                                                        Corporation - ARCC
----------------------------------------                                ----------------------------
     (Last)     (First)     (Middle)          07/12/01                  5. Relationship of Reporting -----------------------
   1700 PACIFIC AVENUE, #400               ---------------------------    Person(s) to Issuer        7.Individual or Joint/
----------------------------------------   3. I.R.S. Identification       (Check all applicable)       Group Filing (Check
             (Street)                         Number of Reporting        X Director     10% Owner      Applicable Line)
                                              Person, if an entity      ---          ---                 X  Form filed by
    DALLAS, TX 75201                          (voluntary)                  Officer      Other (specify  --- One Reporting
--------------------------------------                                  ---          ---      below)        Person
      (City)      (State)      (Zip)       ---------------------------  (give title below)                  Form filed by
                                                                                                        --- More than One
                                                                                                            Reporting Person
                                                                         -----------------------------


---------------------------------------------------------------------------------------------------------------------------
            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
---------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:    4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or         Beneficial
                                                 (Instr. 4)                      Indirect (I)          Ownership (Instr. 5)
                                                                                 (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------

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
Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly.                      (Over)
*If the form is filed by more than one reporting person,
see Instruction 5(b)(v).                               SEC 1473 (3-99)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTIONS OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.





































FORM 3 (CONTINUED)   TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

----------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security 2.Date           3.Title and Amount of     4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                    Exercisable and   Securities Underlying      sion or       ship        Beneficial Ownership
                                 Expiration Date   Derivative Security        Exercise      Form of     (Instr. 5)
                                (Month/Day/       (Instr. 4)                  Price of      Deriv-
                                 Year)                                        Deri-         ative
                                                                              vative        Security:
                                                                              Security      Direct
                                 -----------------------------------------                 (D) or
                                 Date      Expira-              Amount or                  Indirect (I)
                                 Exercis-  tion     Title       Number                     (Instr. 5)
                                 able      Date                 of Shares

----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
INCENTIVE STOCK OPTION           (1)   7/11/2011   COMMON STOCK   150,000    $0.43            D
    (RIGHT TO BUY)
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:
(1) The options vest over 3 years. Thirty-three percent of the grant vested immediately, and the remaining options vest in equal monthly installments over 36 months from July 12, 2001.


                                 /s/ Don Lynch                   07/19/01
                                 ------------------------------ ----------
                                 **Signature of Reporting Person    Date
                                 Don Lynch



**      Intentional misstatements or omissions of facts constitute Federal
Criminal Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.